Exhibit 99(a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

JAVELIN Mortgage Investment Corp.
for
A Dollar Amount Equal to 87% of the Book Value per Share of Common Stock Determined Pursuant to the Terms of the Offer to Purchase Dated March 7, 2016
by

JMI Acquisition Corporation
a wholly-owned subsidiary of

ARMOUR Residential REIT, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2016, UNLESS THE OFFER IS EXTENDED.

March 7, 2016

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated March 7, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal (The “Letter of Transmittal,” which, together with the Offer to Purchase, as they may be amended or supplemented, contain the terms of the Offer (as defined herein)) in connection with the tender offer (the “Offer”) by JMI Acquisition Corporation (“Acquisition”), a Maryland corporation and a wholly-owned subsidiary of ARMOUR Residential REIT, Inc. (“ARMOUR”), a Maryland corporation, to purchase all of the outstanding shares of common stock, par value $0.001 per share (“Common Stock”), of JAVELIN Mortgage Investment Corp. (“JAVELIN”), a Maryland corporation, for a purchase price per share equal to 87% of the Book Value per Share of the Common Stock (the “Offer Price”) determined pursuant to the terms of the Offer to Purchase, in cash net to the seller, but subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed with this letter. Also enclosed is JAVELIN’s Solicitation/Recommendation Statement on Schedule 14D-9, an Internal Revenue Service Form W-9 which accompanies the Letter of Transmittal, a form of Notice of Guaranteed Delivery and a return envelope addressed to Continental Stock Transfer & Trust Company (the “Depositary”) with regard to the Offer.

We are the holder of record of shares of Common Stock that we hold for your account. A tender of those shares can be made only by us as the holder of record and in accordance with your instructions. The enclosed Letter of Transmittal and Notice of Guaranteed Delivery are furnished to you for your information only and cannot be used by you to tender the shares that we hold for your account.

Please instruct us as to whether you wish us to tender in response to the Offer any or all of the JAVELIN Common Stock we are holding for your account.

Your attention is directed to the following:

1.

The price paid in the Offer is the Offer Price per share in cash, without interest and subject to any required withholding taxes.

2.

The Offer is being made for all outstanding shares of JAVELIN Common Stock.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 1, 2016, by and among ARMOUR, Acquisition and JAVELIN (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the purchase of the shares of Common Stock that are properly tendered in response to the Offer and not withdrawn, Acquisition will merge with and into JAVELIN (the “Merger”), with JAVELIN continuing as the surviving corporation, but becoming as a result of the Merger a wholly-owned subsidiary of ARMOUR. Each share of JAVELIN Common Stock that is outstanding immediately before the effective time of the Merger (other than shares owned by ARMOUR, Acquisition or JAVELIN) will, by virtue of the Merger, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes, as described in the Offer to Purchase. As a result of the Offer and the Merger, JAVELIN will cease to be a publicly traded company.

4.

The Board of Directors of JAVELIN, acting upon the recommendation of an independent special committee of that Board consisting of the director who is not employed by or otherwise affiliated with ARMOUR, ARMOUR Capital Management LP, the external manager of both JAVELIN and ARMOUR, or any of their respective subsidiaries, unanimously (i) determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of JAVELIN and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by it, including the Offer and the subsequent Merger, and (iii) determined to recommend that JAVELIN’s stockholders tender their shares of Common Stock in response to the Offer, in each case subject to the terms and conditions set forth in the Merger Agreement.

5.

The Offer and withdrawal rights expire at 11:59 p.m., New York City time (the “Expiration Time”), on Friday, April 1, 2016, unless the Offer is extended by Acquisition (the date on which the Offer expires, as it may be extended, being the “Expiration Date”).

6.

There is no financing condition to the Offer. One condition to the Offer is that greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Time by ARMOUR, any of its subsidiaries or any officers or directors of ARMOUR, or JAVELIN, be properly tendered and not withdrawn (the “Minimum Condition”). The Minimum Condition cannot be waived, and therefore, unless it is satisfied, Acquisition will not purchase any shares that are tendered. There are also a number of other customary conditions to Acquisition’s obligation to purchase JAVELIN Common Stock is tendered in response to the Offer, but Acquisition has the right to waive any of those conditions. These conditions and the principal terms of the Offer are described in the Offer to Purchase.

7.

Any stock transfer taxes applicable to the sale of Common Stock to Acquisition in response to the Offer will be paid by Acquisition, except as otherwise set forth in Instruction 6 to the Letter of Transmittal. However, you may be subject to backup withholding at the applicable statutory rate, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. Please see the Letter of Transmittal.

If you wish to have us tender any or all of your JAVELIN Common Stock, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your shares, we will tender all the shares of JAVELIN Common Stock we are holding for your account unless you specify on the instruction form that we should tender only a specified number of shares. Your instructions should be forwarded to us in ample time to permit us to tender shares on your behalf by the Expiration Date.

Payment for tendered shares will, in all cases, be made only after the shares are accepted by Acquisition for payment pursuant to the Offer and the timely receipt by the Depositary of (a) certificates for the tendered shares or timely confirmation of a book-entry transfer of these shares into the Depositary’s account at The Depositary Trust Company (a “Book-Entry Confirmation”) in accordance with the procedures described in the Offer to Purchase under the caption “The Offer—Section 3. Acceptance and Payment for Shares,” (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal, or any customary documents required by the Depositary.

Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for shares.

Acquisition is not aware of any jurisdiction in which the making of the Offer or the tender of Common Stock in response to the Offer would not be in compliance with applicable laws. If Acquisition becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, ARMOUR and Acquisition will make a good faith effort to comply with that law. If, after a good faith effort, Acquisition cannot comply with any such law, Acquisition will not make the Offer to (and will not accept tenders from) holders of Common Stock who reside in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Acquisition by a broker or dealer licensed under the laws of that jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

JAVELIN Mortgage Investment Corp.
for
A Dollar Amount Equal to 87% of the Book Value per Share of Common Stock Determined Pursuant to the Terms of the Offer to Purchase Dated March 7, 2016
by

JMI Acquisition Corporation
a wholly-owned subsidiary of

ARMOUR Residential REIT, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 7, 2016 (the “Offer to Purchase”) and related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as they may be amended or supplemented, contain the terms of the Offer (as defined herein)) in connection with the tender offer (the “Offer”) by JMI Acquisition Corporation (“Acquisition”), a Maryland corporation and a wholly-owned subsidiary of ARMOUR Residential REIT, Inc. (“ARMOUR”), a Maryland corporation, to purchase all of the outstanding shares of common stock (“Common Stock”), par value $0.001 per share, of JAVELIN Mortgage Investment Corp. (“JAVELIN”), a Maryland corporation, that ARMOUR does not already own for a purchase price per share equal to 87% of the Book Value per Share of the Common Stock determined pursuant to the terms of the Offer to Purchase, in cash net to the seller, but subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, and the related Letter of Transmittal enclosed with this letter.

This is to instruct you to tender the number of shares of JAVELIN Common Stock indicated below (or if no number is indicated below, all the shares) that you are holding for the account of the undersigned, for purchase by Acquisition upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal that have been furnished to the undersigned.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing shares of JAVELIN Common Stock submitted on behalf of the undersigned to the Depositary will be determined by ARMOUR in its sole and absolute discretion (provided that ARMOUR may delegate that power in whole or in part to the Depositary for the Offer).

Dated: March 7, 2016

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Account Number:

Number of Shares to be Tendered:

Number of Shares*
SIGN HERE

Dated ______________, 2016

Signature(s)

Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*   Unless otherwise indicated, it will be assumed that all shares held for the undersigned’s account are to be tendered.